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                                                                    EXHIBIT 4.24

                               THOMAS J. MAZZARISI


October 14, 2003


JAG Media Holdings, Inc.
6965 S.W. 18th Street, Suite B13
Boca Raton, FL  33433



Re: Promissory Note dated April 1, 2002 in the principal amount of $200,000 between JAG Media Holdings, Inc. (f/k/a JagNotes.com Inc.), as borrower, and Thomas J. Mazzarisi, as lender, with a maturity date of March 31, 2003 ("Promissory Note")


Gentlemen:


This will serve to confirm that the "Maturity Date" of the Promissory Note is hereby extended from June 30, 2003 to the earlier of (i) December 17, 2003 or
(ii) the effective date of a "Change in Control" as that term is defined in the Company's Long-Term Incentive Plan, as amended. In addition, the principal amount of the Promissory Note shall bear interest at the rate of nine percent (9%) from April 1, 2002 through and including the Maturity Date.

Except for the foregoing changes, the Promissory Note remains unchanged and in full force and effect.

Sincerely yours,

/s/ Thomas J. Mazzarisi
Thomas J. Mazzarisi

AGREED AND ACCEPTED:
JAG MEDIA HOLDINGS, INC.

By: /s/ Gary Valinoti
    -----------------
    Name: Gary Valinoti
    Title: President & Chief Executive Officer